          Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS:

The undersigned, H. Ronald Nash, hereby constitutes and appoints Karen A. Wilson as his true and lawful Attorney-in-Fact, with full power in his name and on his behalf, to take all actions and do all things necessary with respect to all matters arising in connection with the ownership reporting requirements of the securities laws of the United
States, including the execution and delivery of all documents in connection therewith.

The undersigned agrees to indemnify said Attorney-in-Fact against, and hold her free and harmless from, and all loss, cost, expense, damage or liability which she may incur or sustain as a result of any action taken by her in good faith pursuant to this Power of
Attorney.

This Power of Attorney shall remain in full force and effect until revoked in writing by the undersigned and the authority granted herein may be relied upon by any person until such person has actually received written notice of revocation.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this
19th day of August, 2002.

H. RONALD NASH
/s/ H. Ronald Nash